Exhibit 99.2

Unaudited Pro Forma Condensed Consolidated Financial Information

Sale of HoldCo

On June 30, 2025, ePlus inc. (“we”, “our”, “us”, or “ePlus”) completed (the “Closing”) the previously announced sale of Expo Holdings, LLC (“HoldCo”), a wholly-owned subsidiary of ePlus, thereby selling ePlus’ domestic subsidiaries comprising the majority of our financing business segment (the “Financing Business”), to Marlin Leasing Corporation (d/b/a PEAC Solutions) (the “Buyer” and such transaction being the “Transaction”).

We completed the Transaction pursuant to the Membership Interest Purchase Agreement (the “Purchase Agreement”) dated June 20, 2025, between Marlin Lease Corporation, ePlus and HoldCo. In the Transaction, the Buyer paid initial consideration of approximately $180.1 million in cash to us, which amount was the sum of (i) the estimated book value of HoldCo as of March 31, 2025, plus (ii) a closing premium payment of approximately $2.4 million and less (iii) unpaid transaction expenses as of immediately prior to the Closing (together, the “Initial Consideration”). The Initial Consideration is subject to a customary post-Closing adjustment process based on the book value of the assets associated with HoldCo as of the effective time of the Closing (as adjusted, the “Purchase Price”). In addition to the Purchase Price, we may earn and receive Holdback Premium (as defined below) payments and two different types of Earn-Out (as defined below) payments based on the post-Closing performance of the HoldCo Group (as defined below), as operated by the Buyer.

The Financing Business, which provides financing of information technology equipment, software and related services, is conducted by certain direct and indirect subsidiaries of ePlus (the “Operating Subsidiaries”), including ePlus Group, inc. and ePlus Government, inc., each a Commonwealth of Virginia corporation and a wholly-owned subsidiary of ePlus. In order to sell the business to the Buyer in the Transaction, we conducted an internal reorganization (the “Reorganization”) whereby ownership of the Operating Subsidiaries was transferred to HoldCo. Additionally, ownership of certain subsidiaries of the Operating Subsidiaries was transferred from the Operating Subsidiaries to ePlus. The resulting group of HoldCo and its subsidiaries is referred to as the “HoldCo Group”.

Upon the Closing of the Transaction, the Buyer purchased 100% of the membership interests of HoldCo from us, thereby purchasing our domestic subsidiaries comprising the majority of the Financing Business. In connection with the Transaction and the Purchase Agreement, we entered into a transition services agreement with the Buyer, pursuant to which the Buyer and us will provide certain transition services to us and the Buyer, respectively, on a post-Closing basis.

We may receive aggregate post-Closing cash payments of up to $3.0 million (the “Holdback Premium”) based on the achievement of customer lease receivable originations targets by HoldCo (i) from the Closing Date to the 18-month anniversary of the Closing Date and (ii) from the 18-month anniversary of the Closing Date to the 30-month anniversary of the Closing Date.

The two types of earn-out payments that are potentially payable to us are based on (i) the volume of originations of certain types of lease receivables (the “Lease Originations Earn-Out”) and (ii) the profitability of certain lease receivables originated either to U.S. federal governmental entities or for which a prime contractor acting on behalf of a government entity is the obligor  (the “Transaction Gains Earn-Out,” and together with the Lease Originations Earn-Out, the “Earn-Outs”). Each of the Earn-Outs will be measured for each of the first three consecutive twelve-month periods following the Closing. The Lease Originations Earn-Out is capped at $10.0 million in aggregate for all three post-Closing years. The Transaction Gains Earn-Out does not have a maximum cap.

The following unaudited pro forma consolidated financial statements are presented based on the Initial Consideration. Pursuant to the Purchase Agreement, the Initial Consideration is subject to a customary post-Closing adjustment process based on the book value of the assets associated with HoldCo as of the effective time of the Closing (the “Post-Closing Adjustment”). Additionally, as described in the accompanying notes to the following unaudited pro forma consolidated financial statements, we have made a number of preliminary estimates in preparing and presenting the pro forma financial information and our final accounting and actual results may differ materially from these preliminary estimates. We undertake no obligation to update the following unaudited pro forma consolidated financial statements at a future date for any reason, including when the Post-Closing Adjustment is finalized, upon the occurrence of future events or when we finalize the preliminary estimates for the matters discussed in the notes to the unaudited pro forma consolidated financial statements.

Basis of presentation

The following unaudited pro forma consolidated financial statements were derived from our historical consolidated financial statements, which were prepared in accordance with United States generally accepted accounting principles (“US GAAP”). The pro forma statements should be read in conjunction with our historical consolidated financial statements, the accompanying notes to those financial statements, and Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the year ended March 31, 2025 filed with the Securities and Exchange Commission on May 22, 2025.

Beginning with the quarter ending June 30, 2025, the historical results of HoldCo will be reflected in our consolidated financial statements as discontinued operations.

The unaudited pro forma statements of income have been prepared as if the Transaction occurred on April 1, 2022 and the unaudited balance sheet has been prepared as if the Transaction occurred on March 31, 2025.

The “HoldCo Discontinued Operations” columns in the unaudited pro forma consolidated financial statements were derived from our consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2025.

We believe that the adjustments included within the “HoldCo Discontinued Operations” columns of the unaudited pro forma consolidated financial statements are consistent with the guidance for discontinued operations under US GAAP. Our current estimates are preliminary and could change as we finalize our accounting for discontinued operations, which will be reported in future filings. Our adjustments did not include any allocation of our corporate costs or other costs that did not transfer to HoldCo upon disposition. Our adjustments also do not include any fees that may be earned or incurred under the transition services agreement as we are unable to forecast the fees that may be due or payable under this agreement.

The unaudited pro forma condensed consolidated financial statements are presented based on assumptions, adjustments, and currently available information and are intended for illustrative and informational purposes only. The unaudited pro forma condensed consolidated financial statements are not intended to reflect or be necessarily indicative of what our results of operations or financial condition would have been had the divestiture been completed on the dates assumed. In addition, it is not necessarily indicative of our future results of operations or financial condition. Actual adjustments may differ materially from the information presented.

ePlus inc. and Subsidiaries
Unaudited Pro Forma Consolidated Balance Sheets
As of March 31, 2025
(in thousands, except per share amounts)

	As Reported	HoldCo Discontinued Operations {a}	Proforma Adjustments		Pro Forma Continuing Operations
ASSETS

Current assets:
Cash and cash equivalents	$389,375	$-	$153,590	{b}	$542,965
Accounts receivable—trade, net	517,114	(189)	-		516,925
Accounts receivable—other, net	53,803	(34,421)	-		19,382
Inventories	120,440	-	-		120,440
Financing receivables—net, current	169,025	(168,392)	-		633
Deferred costs	66,769	-	-		66,769
Other current assets	47,264	(19,397)	(2,173)	{c}	25,694
Total current assets	1,363,790	(222,399)	151,417		1,292,808

Financing receivables and operating leases—net	127,518	(126,408)	-		1,110
Deferred tax asset	3,658	-	-		3,658
Property, equipment, and other assets—net	104,974	(7,427)	10,138	{d}	107,685
Goodwill	202,858	-	-		202,858
Other intangible assets—net	82,007	-	-		82,007
TOTAL ASSETS	$1,884,805	$(356,234)	$161,555		$1,690,126

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES

Current liabilities:
Accounts payable	$451,734	$(141,135)	$-		$310,599
Accounts payable—floor plan	89,527	-	-		89,527
Salaries and commissions payable	45,031	(2,812)	-		42,219
Deferred revenue	152,780	(149)	-		152,631
Non-recourse notes payable—current	27,456	(27,456)	-		-
Other current liabilities	31,355	(8,892)	219	{e}	22,682
Total current liabilities	797,883	(180,444)	219		617,658

Non-recourse notes payable - long-term	11,317	(11,317)	-		-
Deferred tax liability—long-term	1,454	(7,637)	-		(6,183)
Other liabilities	96,528	(1,229)	-		95,299
TOTAL LIABILITIES	907,182	(200,627)	219		706,774

COMMITMENTS AND CONTINGENCIES	-	-	-		-

STOCKHOLDERS’ EQUITY

Preferred stock, $0.01 per share par value; 2,000 shares authorized; none outstanding	-	-	-		-
Common stock, $0.01 per share par value; 50,000 shares authorized; 26,526 outstanding at March 31, 2025	276	-	-		276
Additional paid-in capital	193,698	-	-		193,698
Treasury stock, at cost, 1,056 shares at March 31, 2025	(70,748)	-	-		(70,748)
Retained earnings	850,956	-	5,729	{f}	856,685
Accumulated other comprehensive income—foreign currency translation adjustment	3,441	-	-		3,441
Total Stockholders’ Equity	977,623	-	5,729		983,352
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,884,805	$(200,627)	$5,948		$1,690,126

See notes to unaudited pro forma condensed consolidated financial statements.

ePlus inc. and Subsidiaries
Unaudited Pro Forma Condensed Consolidated Statement of Operations
Year ended March 31, 2025
(in thousands)

	As Reported	HoldCo Discontinued Operations {g}	Pro Forma Continuing Operations
Net sales
Product	$1,668,412	$(59,222)	$1,609,190
Services	400,377	-	400,377
Total	2,068,789	(59,222)	2,009,567
Cost of sales
Product	1,241,115	(5,625)	1,235,490
Services	258,553	-	258,553
Total	1,499,668	(5,625)	1,494,043

Gross profit	569,121	(53,597)	515,524

Selling, general, and administrative	399,744	(14,343)	385,401
Depreciation and amortization	25,753	-	25,753
Interest and financing costs	2,211	(2,211)	-
Operating expenses	427,708	(16,554)	411,154

Operating income	141,413	(37,043)	104,370

Other income (expense), net	7,426	(988)	6,438

Earnings before tax	148,839	(38,031)	110,808

Provision for income taxes	40,861	(9,894)	30,967

Net earnings from continuing operations	$107,978	$(28,137)	$79,841

Net earnings from continuing operations per common share—basic	$4.07	$(1.06)	$3.01
Net earnings from continuing operations per common share—diluted	$4.05	$(1.06)	$2.99

See notes to unaudited pro forma condensed consolidated financial statements.

ePlus inc. and Subsidiaries
Unaudited Pro Forma Condensed CONSOLIDATED STATEMENTS OF OPERATIONS
Year ended March 31, 2024
(in thousands)

	As Reported	HoldCo Discontinued Operations {g}	Pro Forma Continuing Operations
Net sales
Product	$1,933,225	$(48,787)	$1,884,438
Services	292,077	-	292,077
Total	2,225,302	(48,787)	2,176,515
Cost of sales
Product	1,493,293	(6,689)	1,486,604
Services	181,216	-	181,216
Total	1,674,509	(6,689)	1,667,820

Gross profit	550,793	(42,098)	508,695

Selling, general, and administrative	367,734	(12,178)	355,556
Depreciation and amortization	21,025	(74)	20,951
Interest and financing costs	3,777	(2,348)	1,429
Operating expenses	392,536	(14,600)	377,936

Operating income	158,257	(27,498)	130,759

Other income (expense), net	2,836	(1,404)	1,432

Earnings before tax	161,093	(28,902)	132,191

Provision for income taxes	45,317	(8,247)	37,070

Net earnings from continuing operations	$115,776	$(20,655)	$95,121

Net earnings from continuing operations per common share—basic	$4.35	$(0.78)	$3.57
Net earnings from continuing operations per common share—diluted	$4.33	$(0.77)	$3.56

See notes to unaudited pro forma condensed consolidated financial statements.

ePlus inc. and Subsidiaries
Unaudited Pro Forma Condensed CONSOLIDATED STATEMENTS OF OPERATIONS
Year ended March 31, 2023
(in thousands)

	As Reported	HoldCo Discontinued Operations {g}	Pro Forma Continuing Operations
Net sales
Product	$1,803,275	$(51,614)	$1,751,661
Services	264,443	-	264,443
Total	2,067,718	(51,614)	2,016,104
Cost of sales
Product	1,379,500	(9,110)	1,370,390
Services	170,694	-	170,694
Total	1,550,194	(9,110)	1,541,084

Gross profit	517,524	(42,504)	475,020

Selling, general, and administrative	333,520	(13,621)	319,899
Depreciation and amortization	13,709	(110)	13,599
Interest and financing costs	4,133	(1,234)	2,899
Operating expenses	351,362	(14,965)	336,397

Operating income	166,162	(27,539)	138,623

Other income (expense), net	(3,188)	(2,352)	(5,540)

Earnings before tax	162,974	(29,891)	133,083

Provision for income taxes	43,618	(7,946)	35,672

Net earnings from continuing operations	$119,356	$(21,945)	$97,411

Net earnings from continuing operations per common share—basic	$4.49	$(0.83)	$3.66
Net earnings from continuing operations per common share—diluted	$4.48	$(0.82)	$3.66

See notes to unaudited pro forma condensed consolidated financial statements.

ePlus inc. and Subsidiaries
NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

{a} Reflects the elimination of the assets and liabilities of the HoldCo business that were sold under the terms of the Transaction.

{b} Reflects our estimated net cash proceeds equal to the Initial Consideration of $180.1 million, less cash held by HoldCo on March 31, 2025, of $22.5 million, and less our estimate for transaction expenses incurred during our quarter ended June 30, 2025, of $4.0 million. Our final net cash proceeds may differ materially from the amounts above due to adjustments resulting from the post-Closing adjustment process based on the book value of the assets of HoldCo Group as of June 30, 2025, a difference in the cash held by HoldCo as of June 30, 2025, and changes to our estimate for transaction expenses incurred during our quarter ended June 30, 2025.

{c} Reflects the estimated tax liability associated with the taxable gain from the Transaction, calculated using the historical statutory rates in effect for our year ended March 31, 2025. Our tax liability reduces our prepaid tax balance as of March 31, 2025. Our actual tax liability may differ materially from our estimate for income taxes.

{d} Reflects our preliminary estimate of the fair value of the Holdback Premium and the Earn-Outs. We are conducting a valuation analysis utilizing independent valuation specialists to determine the fair value of the contingent consideration which has not been completed. Our final estimate for the fair value of the Holdback Premium and the Earn-Outs may differ materially from our preliminary estimates.

{e} Reflects the value of certain retention bonuses that are due to be paid to the Buyer.

{f} Reflects the estimated pro forma gain on disposal, which is calculated as the difference between the estimated consideration from the sale of HoldCo and the carrying value of Holdco Group as of March 31, 2025, net of estimated income taxes. The actual gain or loss on disposal, and our estimate of income taxes, will be based on the balance sheet information as of June 30, 2025, and may differ materially from the estimates. The pro forma gain on disposal has not been reflected in the unaudited pro forma condensed consolidated statements of operations as this amount pertains to discontinued operations and does not impact income from continuing operations.

{g} Reflects the elimination of revenues and expenses associated with the business of HoldCo.